Exhibit 5.1

Goodwin Procter LLP Three Embarcadero Center, Suite 2800 San Francisco, CA 94111 goodwinlaw.com +1 415 733 6000

May 28, 2024

Nektar Therapeutics

455 Mission Bay Boulevard South

San Francisco, California 94158

Re:	Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) filed on May 28, 2024 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Nektar Therapeutics, a Delaware corporation (the “Company”), of up to 25,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), issuable upon the exercise of pre-funded warrants (the “Pre-Funded Warrants”) at an exercise price per share equal to $0.0001 (as may be adjusted) and sold by the selling stockholder listed in the Registration Statement under “Selling Stockholder” (the “Selling Stockholder”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. For purposes of the opinion set forth below, we have assumed that before the Shares are issued the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock the Company is authorized to issue under its certificate of incorporation such that the number of unissued shares of Common Stock authorized under the Company’s certificate of incorporation is less than the number of Shares.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that, assuming the Shares were issued today in accordance with the terms of the Pre-Funded Warrants, they would be duly authorized, validly issued, fully paid and non-assessable.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

Nektar Therapeutics

May 28, 2024

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/Goodwin Procter LLP

GOODWIN PROCTER LLP